CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Global Multi-Asset Growth Fund:

We consent to the use in this Registration Statement of Oppenheimer Global Multi-Asset Growth Fund, of our report dated June 3, 2015, included in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

July 6, 2015